Filed pursuant to Rule 424(b)(7)
Registration No. 333-145048
CALCULATION OF REGISTRATION FEE

			Proposed maximum
Title of each class of	Amount to be	Proposed maximum offering price	aggregate offering	Amount of
securities to be registered	registered (1)	per unit (2)	price (2)	registration fee (3)
Common Stock, par value $0.01 per share	438,304	$53.55	$23,471,179.20	$922.42

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement. Of these securities, 393,457 shares of common stock of IntercontinentalExchange, Inc. (“ICE”) were previously registered for sale pursuant to this registration statement by means of the prospectus supplement filed with the Securities and Exchange Commission (“SEC”) by ICE on September 2, 2008, and remain unsold.

(2)	Estimated solely for purposes of determining the registration fee, based on the average of the high and low prices for the common stock as reported on the New York Stock Exchange on January 23, 2009, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)	Of this amount, a registration fee with respect to the 393,457 shares of common stock was previously paid by ICE on September 2, 2008 and the registration fee of $94.38 with respect to the remaining 44,847 shares of common stock registered hereby has been transmitted to the SEC. Such fees have been paid in connection with the offering of shares of common stock of ICE pursuant to the registration statement No. 333-145048 by means of this prospectus supplement in accordance with Rule 457(r).

RESALE PROSPECTUS SUPPLEMENT
(To prospectus dated August 1, 2007)
INTERCONTINENTALEXCHANGE, INC.
438,304 Shares of Common Stock

     The shares of common stock, par value $0.01 per share (the “Shares”), of IntercontinentalExchange, Inc. (“ICE”) described in this prospectus supplement are being offered for sale from time to time by the selling stockholders named herein who acquired the Shares in a private placement in August 2008 in connection with ICE’s acquisition of Creditex Group Inc. (“Creditex”), which closed on August 29, 2008, and in January 2009 as a post-closing adjustment to the consideration paid by ICE thereto, in each case in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). We are registering the offer and sale of the Shares by the selling stockholders to satisfy registration rights we have granted to the selling stockholders. The selling stockholders will receive all of the proceeds from sales of any Shares by the selling stockholders. ICE will not receive any of the proceeds.
     The selling stockholders may sell the Shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of Shares.
     The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. ICE is paying expenses relating to the registration of the Shares with the Securities and Exchange Commission.
     ICE’s common stock is listed on the New York Stock Exchange under the symbol “ICE”. On January 29, 2009, the last reported sale price for ICE’s common stock on the New York Stock Exchange was $57.96 per share.
     Investing in ICE’s common stock involves risks and a description of these risks are incorporated by reference herein as described in the “Risk Factors” section beginning on page 1 of this prospectus supplement.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 30, 2009

Page
Prospectus Supplement
Forward-Looking Statements	1
IntercontinentalExchange, Inc.	1
Risk Factors	1
Use of Proceeds	2
Price Range of Common Stock and Dividends	2
Selling Stockholders	3
Plan of Distribution	4
Legal Matters	5
Experts	5
Where You Can Find More Information	6
Incorporation of Information We File With the SEC	6

Prospectus
About This Prospectus	2
Where You Can Find More Information	2
Incorporation of Certain Information by Reference	2
Forward-Looking Statements	3
IntercontinentalExchange, Inc.	4
Description of Capital Stock	4
Use of Proceeds	7
Plan of Distribution	7
Validity of the Common Stock	9
Experts	9
     When we refer to “we”, “our” or “us” in this prospectus supplement we mean ICE and its consolidated subsidiaries.
     You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date. You should not assume that the information in the prospectus, this prospectus supplement or any related prospectus is accurate as of any date other than the dates indicated in those documents.
     You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in the prospectus or in this prospectus supplement prepared by or on behalf of ICE or used or referred to by us. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations.

-i-

FORWARD-LOOKING STATEMENTS
     This prospectus supplement and the information incorporated by reference in this prospectus supplement include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are not historical facts but instead are based on the beliefs and assumptions of, and on information currently available to, ICE’s management. Forward-looking statements include information concerning ICE’s possible or assumed future results of operations and such statements may be preceded by, followed by or include words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.
     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, information described under the caption “Risk Factors” below and those discussed elsewhere in this prospectus supplement and the documents incorporated by reference in this prospectus supplement. You should not put undue reliance on any forward-looking statements. ICE does not have any intention or obligation to update forward-looking statements after the date of this prospectus supplement.
INTERCONTINENTALEXCHANGE, INC.
     We are a leading regulated global futures exchange and over-the-counter, or OTC, market operator. We operate the leading electronic futures and OTC marketplace for trading a broad array of energy, soft agricultural and agricultural commodities, credit default swaps and financial products. Through our widely-distributed electronic marketplace, we bring together buyers and sellers of derivative and physical commodities and financial contracts and offer a range of services to support our participants’ risk management needs.
     We conduct our regulated energy futures markets through our wholly-owned subsidiary, ICE Futures Europe, which is based in the U.K. We conduct our regulated U.S. futures markets through our wholly-owned subsidiary, ICE Futures U.S. We conduct our regulated Canadian futures markets through our wholly-owned subsidiary, ICE Futures Canada. ICE Futures Europe has a wholly-owned clearing house subsidiary called ICE Clear Europe, ICE Futures U.S. has a wholly-owned clearing house subsidiary called ICE Clear U.S. and ICE Futures Canada has a wholly-owned clearing house subsidiary called ICE Clear Canada. We completed our acquisition of ICE Futures U.S. in January 2007 and our acquisition of ICE Futures Canada in August 2007. The launch of ICE Clear Europe occurred in November 2008, completing our strategic plan to offer clearing services through wholly-owned clearing businesses in the U.S., Canada and the U.K. Clearing services for our U.K. energy futures and cleared global OTC energy businesses were previously outsourced to a third party U.K. clearing house. In October 2008, we announced the planned acquisition of The Clearing Corporation as part of our strategy to offer clearing in the credit default swap market.
     We conduct our OTC business directly through IntercontinentalExchange as an Exempt Commercial Market under the Commodity Exchange Act and through Creditex, an interdealer broker of index and single-name credit default swaps, or CDS.
     Headquartered in Atlanta, Georgia, we also have offices in London, New York, Chicago, Houston, Calgary, Winnipeg and Singapore.
RISK FACTORS
     Investing in our common stock involves risks. See the risk factors described in ICE’s Quarterly Report on Form 10-Q for the quarterly period ended on September 30, 2008, in its Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2008 and in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which are incorporated by reference into this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information and risks ICE includes or incorporates by reference in this prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.
USE OF PROCEEDS
     All Shares sold pursuant to this prospectus supplement will be sold by the selling stockholders. We will not receive any of the proceeds from any sales of such Shares. All costs, expenses and fees in connection with the registration of the Shares will be paid by us.
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
     Price Range of Common Stock
     Our common stock trades on the New York Stock Exchange under the ticker symbol “ICE”. The following table sets forth the quarterly high and low sale prices for our common stock on the New York Stock Exchange for the periods indicated.

	Common Stock Market
	Price
	High	Low
Year Ended December 31, 2007
First Quarter	$167.00	$108.15
Second Quarter	$162.47	$120.56
Third Quarter	$174.15	$117.25
Fourth Quarter	$194.92	$151.76
Year Ended December 31, 2008
First Quarter	$193.87	$110.25
Second Quarter	$167.28	$113.99
Third Quarter	$116.39	$61.00
Fourth Quarter	$92.98	$49.69
Year Ended December 31, 2009
First Quarter (through January 29, 2009)	$85.00	$50.10
     At January 29, 2009, there were approximately 610 holders of record of our common stock.
     On January 29, 2009, the last reported sales price for our common stock on the New York Stock Exchange was $57.96 per share.
     Dividends
     We have paid no dividends on our common stock and we do not anticipate paying any dividends on our common stock for the foreseeable future. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend upon our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law or the SEC and other factors our board of directors deems relevant.

SELLING STOCKHOLDERS
     All of the Shares offered by this prospectus supplement are being offered by the selling stockholders. The selling stockholders acquired the Shares offered by this prospectus supplement from ICE in a private placement in August 2008 in connection with ICE’s acquisition of Creditex, which closed on August 29, 2008, and in January 2009 as a post-closing adjustment to the consideration paid by ICE thereto.
     The registration of these Shares does not necessarily mean that the selling stockholders will sell all or any of the Shares.
     The following table provides information as of the date of this prospectus supplement regarding the beneficial ownership of ICE’s common stock by the selling stockholders. The number of Shares set forth in the table below represents all shares owned by the selling stockholders. The information provided in the table below with respect to the selling stockholders has been obtained from the selling stockholders and ICE has not sought to verify this information.

		Percentage of
	Number of	Class of		Number of
	Shares	Shares	Maximum	Shares
	Beneficially	Beneficially	Number of	Beneficially
	Owned Prior	Owned Prior	Shares which	Owned After
Selling Stockholders[1]	to the Offering	to the Offering	may be Offered	the Offering
Banc of America Strategic Investments Corporation[2]	134,226	*	134,226	—
CIBC WMC INC.	498	*	498	—
Credit Suisse First Boston Next Fund, Inc.	597	*	597	—
Dresdner Bank Aktiengesellschaft	27,963	*	27,963	—
ICG Holdings, Inc.	7,549	*	7,549	—
J.P. Morgan Investment Corporation	2,728	*	2,728	—
J.P. Morgan Investment LLC	1,788	*	1,788	—
New York Small Business Venture Fund LLC[3]	154	*	154	—
Pacific Life Insurance Company	101	*	101	—

[1]	Unless otherwise indicated, each selling stockholder has sole voting and investment power with respect to the number of Shares beneficially owned by such selling stockholder.

[2]	Bank of America Corporation (“BAC”), as the sole stockholder of Bank of America Strategic Investments Corporation (“BASIC”), may be deemed to have shared voting and dispositive power and therefore beneficial ownership of shares owned by BASIC. BAC, as of August 8, 2008, had shared beneficial ownership of 0.3% of ICE’s common stock held in a fiduciary and non-fiduciary capacity through several subsidiaries, which are excluded from the number of Shares beneficially owned by BASIC. In addition, an affiliate of BAC is a clearing member of ICE, and in connection with such membership, owns one (1) ICE Futures U.S. membership and other shares of common stock of ICE, which are also excluded from the table. Affiliates of BAC are lenders in various capacities to ICE and its subsidiaries. In addition, affiliates have provided various advisory, debt capital raising, credit, leasing, treasury and trade services to ICE.

[3]	Excludes 678 shares of common stock beneficially owned by, the New York Small Business Venture Fund II, LLC, an affiliate of the selling stockholder, and 160 shares of the common stock held by such affiliate pursuant to an escrow arrangement.

Pyramid Ventures, Inc.	2,610	*	2,610	—
TA IX L.P.	16,259	*	16,259	—
TA/Atlantic and Pacific V. L.P.	6,503	*	6,503	—
TA Investors II, L.P.	325	*	325	—
TA Strategic Partners Fund A L.P.	332	*	332	—
TA Strategic Partners Fund B L.P.	59	*	59	—
UBS (USA) Inc.	54,218	*	54,218	—
Gustavo Andrea Danese	8,147	*	8,147	—
Mark J. Donnelley	414	*	414	—
Brian J. Dvorak	2,236	*	2,236	—
Daniel C. Farrell	24	*	24	—
William W. Fischer	2,236	*	2,236	—
Timothy Frost	107,583	*	107,583	—
Rob Goldwasser	5	*	5	—
Luz Andrea Gonzalez	529	*	529	—
Kristen Jane Gulliver	1,188	*	1,188	—
Sheila Hilton	691	*	691	—
Farooq Saeed Jaffrey	3,808	*	3,808	—
Tim Kasta	2,236	*	2,236	—
John Michael Landes	111	*	111	—
Allen J. Levinson	2,795	*	2,795	—
John Patrick McEvoy	22,113	*	22,113	—
John Andrew McQuown	2,795	*	2,795	—
Anthony Roy Meek	6	*	6	—
James Russell Miller	1,185	*	1,185	—
Tom Monte	139	*	139	—
C. Craig Palmore	727	*	727	—
Mark Charles Ponter	1,071	*	1,071	—
The Thomas Pura Estate	15,099	*	15,099	—
Lester F. Saft	223	*	223	—
Arthur Sculley	2,372	*	2,372	—
David W. Sculley	68	*	68	—
John Sculley	68	*	68	—
Gregory Daniel Shinnick	52	*	52	—
Charles Stietzel	4,473	*	4,473	—
Total	438,304		438,304

*	Less than 1%. All calculations are based on 72,633,855 shares of common stock outstanding as of January 29, 2009.
PLAN OF DISTRIBUTION
     ICE is registering the Shares covered by this prospectus supplement for the selling stockholders. Pursuant to a registration rights agreement by and among ICE and the selling stockholders named therein, dated as of June 3, 2008 (the “Registration Rights Agreement”), ICE agreed to register the resale of the Shares acquired by the selling stockholders in connection with ICE’s acquisition of Creditex, which includes the Shares received in January 2009 as a post-closing adjustment to the consideration paid by ICE thereto. ICE also agreed to indemnify the selling stockholders against certain liabilities related to the selling of the Shares, including liabilities arising under the Securities Act. Under the Registration Rights Agreement, ICE also agreed to pay the costs and fees of registering the Shares. However, the selling stockholders will pay any discount, commission or broker’s fee relating to the sale of the Shares.
     The Shares offered by this prospectus supplement may be sold from time to time by any selling stockholder (or by such stockholder’s pledgees, donees, transferees or other successors in interest) directly or, alternatively, through broker-dealers acting as dealers or agents. The Shares may be sold on the New York Stock Exchange, in the over-the-counter market or otherwise, in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made by one or more, or a combination, of the following methods:
•	a block trade in which a broker-dealer will attempt to sell the Shares as agent, but may resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker-dealer may purchase the common stock as a principal and then resell the common stock for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	privately negotiated transactions;

•	by pledge to secure debts or other obligations;

•	through the issuance of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options;

•	to cover hedging transactions; or

•	any other legally available means permitted by the terms of the Registration Rights Agreement.
          In connection with sales of the common stock or otherwise, any selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Any selling stockholder may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell these securities.
          Any selling stockholder may select broker-dealers to sell Shares. Broker-dealers that any selling stockholder engages may arrange for other broker-dealers to participate in selling the Shares. Any selling stockholder may give these broker-dealers commissions, discounts or other concessions in amounts to be negotiated at the time of sale. In connection with these sales, the participating broker-dealers, as well as any selling stockholder (and any such stockholder’s pledgees, donees, transferees and other successors in interest), may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with the sales of the Shares. Accordingly, any commission, discount or other concession received by them and any profit on the resale of the Shares received by them may be deemed to be “underwriting discounts or commissions” under the Securities Act. If a selling stockholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.
LEGAL MATTERS
     The validity of the Shares offered pursuant to this prospectus supplement will be passed upon for ICE by Sullivan & Cromwell LLP, New York, New York.
EXPERTS
     The consolidated financial statements of IntercontinentalExchange, Inc. appearing in IntercontinentalExchange, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of IntercontinentalExchange, Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Creditex for the year ended December 31, 2007, incorporated by reference into this Prospectus from ICE’s Current Report on Form 8-K filed with the SEC on September 2, 2008 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements of Creditex have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC’s website is http://www.sec.gov.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
     The SEC allows us to incorporate by reference the information we file with them, which means:
•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.
     We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act (other than information in the documents that is furnished and deemed not to be filed):
•	annual report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 13, 2008 (File No. 001-32671).

•	quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed on May 2, 2008, August 4, 2008 and October 30, 2008, respectively (File No. 001-32671).

•	current reports on Form 8-K filed on January 31, 2008, March 7, 2008, March 17, 2008, May 2, 2008, May 20, 2008, June 3, 2008, June 9, 2008, June 19, 2008, July 3, 2008, August 4, 2008, September 2, 2008, September 12, 2008, October 30, 2008, October 31, 2008, December 16, 2008 and January 7, 2009 (File No. 001-32671).

•	the description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-123500), as amended, which description is incorporated by reference in our Registration Statement on Form 8-A, dated November 14, 2005 (File No. 001-32671), filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934.

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the applicable offering.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents). You can request those documents from Investor Relations, 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328, telephone (770) 857-4700.

PROSPECTUS

INTERCONTINENTALEXCHANGE, INC.

Common Stock

This prospectus relates to shares of our common stock that we may offer and sell from time to time in amounts, at prices and on terms that will be determined at the time of the offering. In addition, selling shareholders to be named in a prospectus supplement may use this prospectus to offer and sell shares of our common stock from time to time as provided herein.

Each time any common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of and other information relating to the selling shareholders, if applicable. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

We and any selling shareholders may offer and sell shares of common stock directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any shares of our common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “ICE”.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you invest in our common stock.

See “Risk Factors” beginning on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2006 and on page 51 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated herein by reference, to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 1, 2007

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information”, or any free writing prospectus that we prepare and distribute. Neither we nor any selling shareholder have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement or any such free writing prospectus. This prospectus, the accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement or any such free writing prospectus. If you receive any other information, you should not rely on it. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover page of this prospectus. Neither we nor any selling shareholder are making an offer of these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we and the selling shareholders may sell the securities described in this prospectus in one or more offerings. Each time we or the selling shareholders sell securities, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on February 26, 2007 (File No. 001-32671);

(2) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, filed on May 4, 2007 and July 27, 2007, respectively (File No. 001-32671);

(3) Current Report on Form 8-K, dated and filed on January 12, 2007 (File No. 001-32671);

(4) Current Report on Form 8-K, dated January 29, 2007 and filed on February 1, 2007 (File No. 001-32671);

(5) Amendment to Current Report on Form 8-K, dated on January 12, 2007 and filed on February 14, 2007 (File No. 001-32671);

(6) Current Report on Form 8-K, dated March 6, 2007 and filed on March 9, 2007 (File No. 001-32671);

(7) Current Report on Form 8-K, dated and filed on March 15, 2007 (File No. 001-32671);

(8) Current Report on Form 8-K, dated and filed on March 26, 2007 (File No. 001-32671);

(9) Current Report on Form 8-K, dated April 30, 2007 and filed on May 2, 2007 (File No. 001-32671);

(10) Current Report on Form 8-K, dated May 30, 2007 and filed on June 5, 2007 (File No. 001-32671);

(11) Current Report on Form 8-K, dated June 11, 2007 and filed on June 14, 2007 (File No. 001-32671);

(12) Current Report on Form 8-K, dated June 15, 2007 and filed on June 20, 2007 (File No. 001-32671);

(13) Current Report on Form 8-K, dated July 18, 2007 and filed on July 24, 2007 (File No. 001-32671);

(14) the description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-123500), as amended, which description is incorporated by reference in our Registration Statement on Form 8-A, dated November 14, 2005 (File No. 001-32671), filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

(15) All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the applicable offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328, telephone (770) 857-4700.

When we refer to “we”, “our” or “us” in this prospectus we mean IntercontinentalExchange, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is set forth in Item 1(A) under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, which are incorporated in this prospectus by reference (and in any of our annual or quarterly reports for a subsequent fiscal year or fiscal quarter that are so incorporated). See “Available Information” above for information about how to obtain a copy of these documents.

INTERCONTINENTALEXCHANGE, INC.

We operate the leading electronic global futures and over-the-counter, or OTC, marketplace for trading a broad array of energy products as well as the leading global soft commodities exchange. We are the only marketplace to offer an integrated electronic platform for side-by-side trading of energy products in both futures and OTC markets. We also offer open-outcry trading in NYBOT’s regulated futures and options markets, including soft commodities, foreign exchange and equity and commodity indices. We conduct our OTC business directly as an Exempt Commercial Market under the Commodity Exchange Act, and we conduct our regulated energy futures business through our wholly-owned subsidiary, ICE Futures. Following the completion of our acquisition of NYBOT on January 12, 2007, we conduct our regulated soft commodities and financial futures and options markets through NYBOT, which owns the ICE Clear US, Inc. (formerly known as New York Clearing Corp.), a clearing house. NYBOT plans to change its name to ICE Futures US in September 2007. We also offer a variety of market data services for both energy futures and OTC markets through ICE Data, our market data subsidiary. Our principal executive offices are located at 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, and our telephone number is 770-857-4700.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated charter and bylaws. They may not contain all of the information that is important to you. To understand them fully, you should read our amended and restated charter and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The following descriptions are qualified in their entirety by reference to the amended and restated charter and bylaws and applicable law.

Pursuant to our amended and restated charter, our authorized capital stock consists of 300,000,000 shares, each with a par value of $0.01 per share, of which:

•	25,000,000 shares are designated as preferred stock; and

•	275,000,000 shares are designated as common stock, divided into the following classes:

•	194,275,000 shares are designated as common stock, which we refer to as common stock, 69,288,488 shares of which are outstanding as of July 23, 2007; and

•	80,725,000 shares are designated as Class A common stock, divided into two series: Class A common stock, Series 1 and Class A common stock, Series 2, of which no shares are outstanding as of July 23, 2007.

In this prospectus, unless the context otherwise requires, we refer to the common stock and the Class A common stock, collectively, as our common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued and sold, validly issued, fully paid and nonassessable.

Preferred Stock

Our authorized capital stock includes 25,000,000 shares of preferred stock, none of which is outstanding. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

Common Stock

Our authorized capital stock includes 275,000,000 shares of common stock, divided into two classes: common stock and Class A common stock. Of the Class A common stock, no shares are outstanding or may be issuable. Following the conversion of all outstanding shares of Class A1 and Class A2 common stock to common stock, the Class A1 shares and the Class A2 shares were cancelled and may no longer be issued. The terms of our common stock are discussed below.

Our common stock has the following rights and privileges:

•	Voting: Each holder of shares of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. Except as otherwise required by law or as described below, holders of shares of common stock will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. There are no cumulative voting rights. Accordingly, the holders of a majority of the total shares of common stock voting for the election of directors can elect all the directors if they choose to do so, subject to the voting rights of holders of any preferred stock to elect directors.

•	Dividends and distributions: The holders of shares of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds.

•	Liquidation, dissolution or winding-up: In the event of our liquidation, dissolution or winding-up, holders of the shares of common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock.

•	Restrictions on transfer: Neither our charter nor our bylaws contain any restrictions on the transfer of shares of common stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

•	Redemption, conversion or preemptive rights: Holders of shares of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for our securities.

•	Other provisions: There are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by us.

The rights, preferences, and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Limitation of Liability and Indemnification Matters

Our charter provides that none of our directors will be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except in those cases in which liability is mandated by the Delaware General Corporation Law, and except for liability for breach of the director’s duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or any transaction from which the director derived any improper personal benefit. Our bylaws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was one of our directors or senior officers or, at our request, serves or served as a director, officer, employee or agent of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our bylaws also provide that, to the extent authorized from time to time by our board of directors, we may provide to any one or more other persons rights of indemnification and rights to receive payment or reimbursement of expenses, including attorneys’ fees.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or a transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between us and an interested shareholder is prohibited during the relevant three-year period unless it satisfies one of the following conditions:

•	prior to the time the shareholder became an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	on consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers); or

•	the business combination is approved by our board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested shareholder.

Certain Anti-Takeover Matters

Our charter and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Board of Directors

Vacancies and newly created seats on our board may be filled only by our board of directors. Only our board of directors may determine the number of directors on our board. The inability of shareholders to determine the number of directors or to fill vacancies or newly created seats on the board makes it more difficult to change the composition of our board of directors, but these provisions promote a continuity of existing management.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Adjournment of Meetings of Shareholders Without a Shareholder Vote

Our bylaws permit the chairman of the meeting of shareholders, who is appointed by the board of directors, to adjourn any meeting of shareholders for a reasonable period of time without a shareholder vote.

Special Meetings of Shareholders

Our bylaws provide that special meetings of the shareholders may be called by the board of directors, the chairman of the board, the chief executive officer, or at the request of holders of at least 50% of the shares of common stock outstanding at the time.

No Written Consent of Shareholders

Our charter requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting. Our charter generally does not permit our shareholders to act by written consent without a meeting.

Amendment of Bylaws and Charter

Our charter requires the approval of not less than 66 2/3% of the voting power of all outstanding shares of our capital stock entitled to vote to amend any bylaw by shareholder action or to amend the charter provisions described in this section. This supermajority voting requirement makes it more difficult to alter the anti-takeover provisions of our bylaws and our charter. Our charter also authorizes the board of directors to amend the bylaws at any time without shareholder action.

Blank Check Preferred Stock

Our charter provides for 25,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, the charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. The board of directors currently does not intend to seek shareholder approval prior to any issuance of shares of preferred stock, unless otherwise required by law.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “ICE”.

Transfer Agent

The transfer agent for our common stock is Computershare Investor Services.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of shares of our common stock as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sale of shares of common stock by any selling shareholder.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus may be sold from time to time by us or by certain selling shareholders (or by such shareholder’s pledgees, donees, transferees or other successors in interest) directly or, alternatively, through broker-dealers acting as underwriters, dealers or agents. The shares of common stock may be sold on the New York Stock Exchange, in the over-the-counter market or otherwise, in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made by one or more, or a combination, of the following methods:

•	a block trade in which a broker-dealer will attempt to sell the shares as agent, but may resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker-dealer may purchase the common stock as a principal and then resell the common stock for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	privately negotiated transactions;

•	by pledge to secure debts or other obligations;

•	through the issuance of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options;

•	to cover hedging transactions;

•	underwritten offerings; or

•	any other legally available means.

In connection with sales of the common stock or otherwise, we or any selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. We or any selling shareholder may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell these securities.

We or any selling shareholder may select broker-dealers to sell shares. Broker-dealers that we or any selling shareholder engage may arrange for other broker-dealers to participate in selling the shares. We or any selling shareholder may give these broker-dealers commissions, discounts or other concessions in amounts to be negotiated at the time of sale. In connection with these sales and except as disclosed in the next paragraph, the participating broker-dealers, as well as any selling shareholder (and any such shareholder’s pledgees, donees, transferees and other successors in interest), may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) in connection with the sales of the shares. Accordingly, any commission, discount or other concession received by them and any profit on the resale of the shares received by them may be deemed to be “underwriting discounts or commissions” under the Securities Act. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of our common stock.

Any of the shares of common stock held by selling shareholders that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, this prospectus may be used by broker-dealers to resell any such shares of common stock that are being sold by a selling shareholder (or any such shareholder’s successors in interest described above) pursuant to Rule 144. If any selling shareholder sells pursuant to Rule 144, such selling shareholder will not be deemed to be an “underwriter” under the Securities Act with respect to those sales.

We or any selling shareholder may have agreements with the participating broker-dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the participating broker-dealers may be required to make.

In connection with an offering, any participating broker-dealers may purchase and sell common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the participating broker-dealers of a greater number of shares than they own or are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while an offering is in progress.

The participating broker-dealers also may impose a penalty bid. This occurs when a particular broker-dealer repays to the others a portion of the underwriting discount or other concession received by it because the broker-dealers have repurchased shares sold by or for the account of that broker-dealer in stabilizing or short-covering transactions.

These activities by the participating broker-dealers may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the participating broker-dealers at any time. These transactions may be effected on the NYSE or any other exchange or automated quotation system, if the common stock is listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

VALIDITY OF THE COMMON STOCK

The validity of the common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of IntercontinentalExchange, Inc. appearing in IntercontinentalExchange, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and IntercontinentalExchange, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and IntercontinentalExchange, Inc. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Intercontinental Exchange, Inc.
438,304 Shares of Common Stock

RESALE PROSPECTUS SUPPLEMENT

Intercontinental Exchange, Inc.

January 30, 2009